Exhibit 10.1

May 31, 2005

Mr. Alfred Carfora
14 Private Road
Bayville, NY 11709

Re:	Retention and Severance Agreement

Dear Al:

     This letter will confirm our agreement that following consummation of the merger (the “Merger”) of MIM Corporation, a Delaware corporation (“MIM”), and Chronimed, Inc., a Minnesota corporation (“Chronimed”), pursuant to the Agreement and Plan of Merger, dated as of August 9, 2004, by and among MIM, Chronimed Acquisition Corp., a Minnesota corporation and a wholly-owned subsidiary of MIM, and Chronimed, as amended, you will step down from your positions of President and Chief Operating Officer of MIM but will continue to remain employed on a full time basis as a Executive Vice President of BioScrip, Inc. (“BioScrip”), as successor in interest of MIM. You will also have such day to day responsibilities as shall be assigned to you by the Chief Executive Officer of BioScrip, subject to the authority and direction of its Board of Directors, including responsibility for the integration of MIM and Chronimed as contemplated by the Summary Integration Information dated December 1, 2004.

     In consideration for your agreement to waive your right to terminate your employment for good reason (as defined in the letter agreement, dated January 28, 2004, between MIM and yourself) and remain employed by BioScrip following consummation of the Merger as an Executive Vice President of BioScrip, you will continue to be paid a salary at your then current salary level. In addition, you shall have the right to terminate your employment with BioScrip without good reason effective on the one year anniversary of the consummation of the merger (the “Anniversary Date”) by providing BioScrip with written notice not less than thirty (30) days prior to the Anniversary Date. If you elect to so terminate your employment or if you are terminated by MIM (or any successor) other than for “Cause” (as defined below) or you terminate your employment with BioScrip for “Good Reason” (as defined below) at any time on or prior to the Anniversary Date, you will be entitled to receive (i) a special retention payment equal to one year of salary at your then current salary level; (ii) a severance payment equal to one year of salary at your then current salary level, payable in accordance with BioScrip’s then applicable payroll practices and subject to all applicable federal, state and local withholding; (iii) all outstanding unvested stock options previously granted to you and then held by you shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms; (iv) the time period within which you may exercise your vested stock options shall be extended for a period of one year from the date of termination of your employment; and (v) BioScrip shall continue to provide health insurance coverage for you and your eligible dependents for a period of two years from the date of termination of your employment. If you do not terminate your employment with BioScrip or BioScrip does not terminate your employment for “Cause” (as defined below) on or prior to the Anniversary Date you will be paid a special retention payment in the amount of one year salary at your then current salary level.

     Also, if, at any time from and after the Anniversary Date you are terminated by BioScrip (or any successor) other than for Cause or you terminate your employment with BioScrip for “Good Reason” (i) you will be entitled to receive severance payments equal to one year of salary at your then current salary level;

Mr. Alfred Carfora
May 31, 2005

payable in accordance with BioScrip’s then applicable payroll practices and subject to all applicable federal, state and local withholding; (ii) all outstanding unvested stock options previously granted to you and then held by you shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms; (iii) the time period within which you may exercise your vested stock options shall be extended for a period of one year from the date of termination of your employment; and (iv) BioScrip shall continue to provide health insurance coverage for you and your eligible dependents for a period of two years from the date of termination of your employment.

     For purposes of this Agreement, “Cause” shall mean any of the following: (i) commission by you of criminal conduct which involves moral turpitude; (ii) acts which constitute fraud or self-dealing by or on the part of you against BioScrip, including, without limitation, misappropriation or embezzlement; (iii) your willful engagement in conduct which is materially injurious to BioScrip; or (iv) your gross misconduct in the performance of duties as an employee of BioScrip, including, without limitation, failure to obey lawful written instructions of the Board of Directors of BioScrip, any committee thereof or the Chief Executive Officer of BioScrip or failure to correct any conduct which constitutes a breach of this agreement between you and BioScrip or of any written policy promulgated by the Board of Directors of BioScrip, any committee thereof or the Chief Executive Officer of BioScrip, in either case after not less than ten days’ notice in writing to you of BioScrip’s intention to terminate you if such failure is not corrected within the specified period (or after such shorter notice period if BioScrip in good faith deems such shorter notice period to be necessary due to the possibility of material injury to BioScrip).

     For purposes of this Agreement, “Good Reason” shall mean the existence of any one or more of the following conditions that shall continue for more than 30 days following written notice thereof by you to BioScrip: (i) the assignment to you of duties materially inconsistent with your position or positions with BioScrip, (ii) the reduction of your then current annual salary rate, without your consent or (iii) the relocation of your principal location of employment more than 50 miles from your current location without your consent

     This letter constitutes the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof, including that certain letter agreement, dated January 28, 2004, between MIM and yourself.

Mr. Alfred Carfora
May 31, 2005

     Kindly signify your agreement to the foregoing by signing below and forwarding an executed copy to me for our files.

Sincerely,

BioScrip, Inc.

By:	/s/ Henry F. Blissenbach

Henry F. Blissenbach. Chief Executive Officer

Agreed and Accepted:

/s/ Alfred Carfora

Alfred Carfora